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                                                                    Exhibit 99.2

[LOGO - SMURFIT-STONE]                      [LOGO - ST. LAURENT PAPERBOARD INC.]

P R E S S    R E L E A S E
For Immediate Release

                   SMURFIT-STONE COMPLETES THE ACQUISITION OF
                           ST. LAURENT PAPERBOARD INC.

CHICAGO AND MONTREAL, MAY 31, 2000 - Smurfit-Stone Container Corporation ("Smurfit-Stone"), Chicago, Illinois, (NASDAQ: SSCC), today announced that it has completed the acquisition of St. Laurent Paperboard Inc. ("St. Laurent"), Montreal, Quebec, (TSE: SPI; NYSE: SLW).

St. Laurent shareholders will receive US$12.50 (CAN$18.72) in cash plus one-half share of Smurfit-Stone common stock for each St. Laurent share owned. To finance the transaction, Smurfit-Stone raised approximately US$625 million in new debt and issued on the closing date approximately 25 million new shares of common stock, increasing the number of fully diluted shares outstanding to approximately 250 million. Smurfit-Stone also refinanced about US$386 million of St. Laurent debt.

Smurfit-Stone, which was created by the November 1998 merger of Jefferson Smurfit Corporation and Stone Container Corporation, is the industry's leading manufacturer of paper and paperboard-based packaging, including containerboard, corrugated containers, industrial bags, and claycoated recycled boxboard; and is the world's largest paper recycler. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, paper tubes and cores, and labels. Net sales in 1999 were US$7.2 billion. With this acquisition, the company now employs approximately 40,000 and operates approximately 325 facilities in North America. The company has a production capacity of 7.5 million tons of containerboard and one million tons of other packaging grades.

FOR FURTHER INFORMATION:

SMURFIT-STONE CONTAINER CORPORATION

Timothy McKenna (Investors)                      Tom Lange (US Media)
Vice President, Investor Relations               (314) 746-1236
and Communications
(312) 580-4637                                   Mylene Labrie (Canadian Media)
                                                 (514) 864-5103

www.smurfit-stone.com